Exhibit 99.1

Regional Management Corp. Announces Third Quarter 2018 Results

- Net income of $7.4 million and diluted earnings per share of $0.61 -

- Non-GAAP net income of $10.3 million and non-GAAP diluted earnings per share of $0.85 excluding hurricane impact -

Greenville, South Carolina – November 8, 2018 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, today announced results for the third quarter ended September 30, 2018.

Third Quarter 2018 Highlights

•

Net income for the third quarter of 2018 was $7.4 million, an increase of 40.3% from the prior-year period, while non-GAAP net income was $10.3 million, an increase of 50.8% from the prior-year period. Non-GAAP net income for the third quarter of 2018 excludes an estimated $2.9 million of impact related to Hurricane Florence, while non-GAAP net income for the prior-year period excludes an estimated $2.2 million of impact related to the 2017 hurricanes and $0.6 million of proceeds related to the bulk sale of the Company’s previously charged-off bankrupt accounts (“bulk sale”). Diluted earnings per share for the third quarter of 2018 was $0.61, while non-GAAP diluted earnings per share for the third quarter of 2018 was $0.85.

•	Total finance receivables as of September 30, 2018 were $888.1 million, an increase of 14.6%, or $113.2 million, from the prior-year period.

•	Fourteenth consecutive quarter of year-over-year double-digit finance receivables growth.

•	Total core small and large loan finance receivables increased $153.3 million, or 22.8%, compared to the prior-year period.

•

Large loan finance receivables of $410.8 million increased $102.2 million, or 33.1%, from the prior-year period and represented 46.3% of the total loan portfolio. Small loan finance receivables as of September 30, 2018 were $414.4 million, an increase of 14.1% over the prior-year period.

•	Total revenue for the third quarter of 2018 was $77.9 million, an $8.7 million, or 12.6%, increase from the prior-year period.

•	Ninth consecutive quarter of year-over-year double-digit revenue growth.

•	Interest and fee income increased 13.4%, driven by a 14.6% increase in finance receivables compared to the prior-year period.

•

Provision for credit losses for the third quarter of 2018 was $23.6 million, an increase of 17.3% from the prior-year period. The provision for credit losses for the third quarter of 2018 included $3.9 million of incremental hurricane allowance, while the provision for credit losses for the third quarter of 2017 included $3.0 million of incremental hurricane allowance and a $1.0 million benefit resulting from the bulk sale.

•	Annualized net credit losses as a percentage of finance receivables were 7.7%, a 10 basis point improvement from 7.8% in the prior-year period.

•	30+ day contractual delinquencies as of September 30, 2018 were 7.1%, compared to 6.3% as of June 30, 2018 and 6.8% as of September 30, 2017.

•	Expanded operations into Missouri, the Company’s tenth U.S. state, during the quarter.

“We had a very strong third quarter and our performance drivers continue to be robust,” said Peter R. Knitzer, President and Chief Executive Officer of Regional Management. “We generated another quarter of year-over-year double-digit growth on our top and bottom lines as well as in our finance receivables. Credit performance remains stable, with the slight uptick in September 30 delinquencies on a year-over-year basis returning to year-ago levels as of the end of October.”

“In addition to another quarter of strong growth and stable credit, we continued to keep a firm control on our overall expenses, which should lead to additional margin expansion over time,” continued Mr. Knitzer. “We also began implementing custom scorecards in our branches, which we believe will further improve our credit profile in the mid- to long-term. Moving forward, we remain squarely focused on our hybrid growth strategy of increasing our receivables per branch within our existing network, coupled with de novo expansion in the Midwest. Overall, we remain well-positioned to generate long-term shareholder value.”

Third Quarter 2018 Results

Finance receivables outstanding at September 30, 2018 were $888.1 million, a 14.6% increase from $774.9 million in the prior year. Finance receivables increased from continued strong growth in both the core small and large loan portfolios.

For the third quarter ended September 30, 2018, the Company reported total revenue of $77.9 million, a 12.6% increase from $69.2 million in the prior-year period. Interest and fee income for the third quarter of 2018 was $72.1 million, a 13.4% increase from $63.6 million in the prior-year period, primarily due to increases in the small and large loan portfolios compared to the prior-year period.

The provision for credit losses in the third quarter of 2018 was $23.6 million, a 17.3% increase compared to $20.2 million in the prior-year period. The provision for credit losses for the third quarter of 2018 included $3.9 million of incremental hurricane allowance, while the provision for credit losses for the third quarter of 2017 included $3.0 million of incremental hurricane allowance and a $1.0 million benefit resulting from the bulk sale.

Net credit losses were $16.8 million in the third quarter of 2018, an increase of $2.0 million over the prior-year period. The increase over the prior-year period was primarily due to portfolio growth. Annualized net credit losses as a percentage of average finance receivables in the third quarter of 2018 were 7.7%, a 10 basis point improvement from 7.8% in the prior-year period.

General and administrative expenses for the third quarter of 2018 were $35.9 million, an increase of $2.0 million, or 6.0%, from the prior-year period. Annualized general and administrative expenses as a percentage of average finance receivables improved 150 basis points from the prior-year period to 16.5% for the third quarter of 2018. General and administrative expenses for the third quarter of 2018 included higher personnel costs related to staffing increases in information technology, centralized collections, and branches to support ongoing loan portfolio growth.

Interest expense was $8.7 million in the third quarter of 2018, compared to $6.7 million in the prior-year period. The increase in interest expense was due to larger long-term debt amounts outstanding from growth in finance receivables, federal funds rate increases, larger unused lines of credit, incremental debt issuance costs associated with upsizing the senior revolving credit facility and entering into the warehouse credit facility, and the Company’s recently completed asset-based securitization. The Company’s diversified sources of funding continue to position it for long-term growth.

Net income for the third quarter of 2018 was $7.4 million, an increase from $5.3 million in the prior-year period. Excluding the aforementioned non-operating items, non-GAAP net income for the third quarter of 2018 was $10.3 million, up from non-GAAP net income of $6.9 million for the prior-year period. Diluted earnings per share for the third quarter of 2018 was $0.61, an increase from $0.45 in the prior-year period. Non-GAAP diluted earnings per share for the third quarter of 2018 was $0.85, an increase from $0.58 in the prior-year period. For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measure, please refer to the reconciliation table accompanying this release.

2018 De Novo Outlook

As of September 30, 2018, the Company’s branch network consisted of 346 locations. The Company opened six branches during the third quarter of 2018. For the fourth quarter 2018, the Company now plans to open an additional 15 to 18 de novo branches. Therefore, total branch openings in 2018 are now expected to be between 22 and 25, with the timing of the remaining branches that were initially expected to open in the fourth quarter now shifted to the first quarter of 2019.

Liquidity and Capital Resources

As of September 30, 2018, the Company had finance receivables of $888.1 million and outstanding long-term debt of $611.6 million (consisting of $352.7 million of long-term debt on its $638.0 million senior revolving credit facility, $82.0 million of long-term debt on its $125.0 million revolving warehouse credit facility, $26.7 million of long-term debt on its amortizing loan, and $150.2 million through its asset-backed securitization). The Company had a debt-to-equity ratio of 2.3 to 1.0 and a shareholder equity ratio of 29.9% as of September 30, 2018.

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 5:00 PM ET to discuss these results.

The dial-in number for the conference call is (855) 327-6838 (toll-free) or (604) 235-2082 (direct). Please dial the number 10 minutes prior to the scheduled start time.

*** A supplemental slide presentation will be made available on Regional Management’s website prior to the earnings call at www.RegionalManagement.com. ***

In addition, a live webcast of the conference call will also be available on Regional Management’s website at www.RegionalManagement.com.

A replay will be available following the end of the call through Thursday, November 15, 2018, by telephone at (844) 512-2921 (toll-free) or (412) 317-6671 (international), passcode 10005748. A webcast replay of the call will be available at http://www.RegionalManagement.com for one year following the call.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent Regional Management Corp.’s expectations or beliefs concerning future events. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: changes in general economic conditions, including levels of unemployment and bankruptcies; risks associated with Regional Management’s transition to a new loan origination and servicing software system; risks related to opening new branches, including the ability or inability to open new branches as planned; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; risks relating to our first asset-backed securitization; changes in interest rates; the risk that Regional Management’s existing sources of liquidity become insufficient to satisfy its needs or that its access to these sources becomes unexpectedly restricted; changes in federal, state, or local laws, regulations, or regulatory policies and practices, and risks associated with the manner in which laws and regulations are interpreted, implemented, and enforced; the impact of changes in tax laws, guidance, and interpretations, including related to certain provisions of the Tax Cuts and Jobs Act; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and credit losses); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management); changes in the competitive environment in which Regional Management operates or in the demand for its products; risks related to acquisitions; changes in operating and administrative expenses; and the departure, transition, or replacement of key personnel. Such factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update the information contained in this press release beyond the publication date, except to the extent required by law, and is not responsible for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has since expanded its branch network across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma, New Mexico, Georgia, Virginia, and Missouri. Each of its loan products is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, online credit application networks, retailers, and its consumer website. For more information, please visit www.RegionalManagement.com.

Contact:

Investor Relations

Garrett Edson, (203) 682-8331

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(in thousands, except per share amounts)

			Better (Worse)				Better (Worse)
	3Q 18	3Q 17	$	%	YTD 18	YTD 17	$	%
Revenue
Interest and fee income	$72,128	$63,615	$8,513	13.4%	$205,108	$182,657	$22,451	12.3%
Insurance income, net	2,898	3,095	(197)	(6.4)%	9,169	9,985	(816)	(8.2)%
Other income	2,890	2,484	406	16.3%	8,680	7,710	970	12.6%

Total revenue	77,916	69,194	8,722	12.6%	222,957	200,352	22,605	11.3%

Expenses
Provision for credit losses	23,640	20,152	(3,488)	(17.3)%	63,358	57,875	(5,483)	(9.5)%
Personnel	21,376	19,534	(1,842)	(9.4)%	61,994	56,089	(5,905)	(10.5)%
Occupancy	5,490	5,480	(10)	(0.2)%	16,586	16,184	(402)	(2.5)%
Marketing	2,132	2,303	171	7.4%	5,843	5,287	(556)	(10.5)%
Other	6,863	6,523	(340)	(5.2)%	19,245	19,376	131	0.7%

Total general and administrative	35,861	33,840	(2,021)	(6.0)%	103,668	96,936	(6,732)	(6.9)%
Interest expense	8,729	6,658	(2,071)	(31.1)%	23,821	17,092	(6,729)	(39.4)%

Income before income taxes	9,686	8,544	1,142	13.4%	32,110	28,449	3,661	12.9%
Income taxes	2,237	3,235	998	30.9%	7,535	9,371	1,836	19.6%

Net income	$7,449	$5,309	$2,140	40.3%	$24,575	$19,078	$5,497	28.8%

Net income per common share:
Basic	$0.64	$0.46	$0.18	39.1%	$2.11	$1.65	$0.46	27.9%

Diluted	$0.61	$0.45	$0.16	35.6%	$2.03	$1.62	$0.41	25.3%

Weighted-average shares outstanding:
Basic	11,672	11,563	(109)	(0.9)%	11,649	11,537	(112)	(1.0)%

Diluted	12,133	11,812	(321)	(2.7)%	12,101	11,752	(349)	(3.0)%

Return on average assets (annualized)	3.3%	2.8%			3.8%	3.5%

Return on average equity (annualized)	11.3%	9.4%			12.9%	11.7%

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except par value amounts)

			Increase (Decrease)
	3Q 18	3Q 17	$	%
Assets
Cash	$517	$5,191	$(4,674)	(90.0)%
Gross finance receivables	1,175,797	1,002,630	173,167	17.3%
Unearned finance charges and insurance premiums	(287,721)	(227,774)	(59,947)	(26.3)%

Finance receivables	888,076	774,856	113,220	14.6%
Allowance for credit losses	(55,300)	(47,400)	(7,900)	(16.7)%

Net finance receivables	832,776	727,456	105,320	14.5%
Restricted cash	29,327	13,849	15,478	111.8%
Property and equipment	12,540	12,657	(117)	(0.9)%
Intangible assets	10,429	10,239	190	1.9%
Deferred tax asset	—	5,121	(5,121)	(100.0)%
Other assets	7,690	5,337	2,353	44.1%

Total assets	$893,279	$779,850	$113,429	14.5%

Liabilities and Stockholders’ Equity
Liabilities:
Long-term debt	$611,593	$538,351	$73,242	13.6%
Unamortized debt issuance costs	(7,216)	(5,266)	(1,950)	(37.0)%

Net long-term debt	604,377	533,085	71,292	13.4%
Accounts payable and accrued expenses	19,510	18,950	560	3.0%
Deferred tax liability	1,963	—	1,963	100.0%

Total liabilities	625,850	552,035	73,815	13.4%
Stockholders’ equity:
Preferred stock ($0.10 par value, 100,000 shares authorized, no shares issued or outstanding)	—	—	—	—
Common stock ($0.10 par value, 1,000,000 shares authorized, 13,336 shares issued and 11,790 shares outstanding at September 30, 2018 and 13,213 shares issued and 11,667 shares outstanding at September 30, 2017)	1,334	1,321	13	1.0%
Additional paid-in-capital	97,814	93,673	4,141	4.4%
Retained earnings	193,327	157,867	35,460	22.5%
Treasury stock (1,546 shares at September 30, 2018 and 2017)	(25,046)	(25,046)	—	0.0%

Total stockholders’ equity	267,429	227,815	39,614	17.4%

Total liabilities and stockholders’ equity	$893,279	$779,850	$113,429	14.5%

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(in thousands, except per share amounts)

	Finance Receivables by Product
	3Q 18	2Q 18	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	3Q 17	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$414,441	$384,690	$29,751	7.7%	$363,262	$51,179	14.1%
Large loans	410,811	392,101	18,710	4.8%	308,642	102,169	33.1%

Total core loans	825,252	776,791	48,461	6.2%	671,904	153,348	22.8%
Automobile loans	32,322	39,414	(7,092)	(18.0)%	71,666	(39,344)	(54.9)%
Retail loans	30,502	31,033	(531)	(1.7)%	31,286	(784)	(2.5)%

Total finance receivables	$888,076	$847,238	$40,838	4.8%	$774,856	$113,220	14.6%

Number of branches at period end	346	340	6	1.8%	344	2	0.6%
Average finance receivables per branch	$2,567	$2,492	$75	3.0%	$2,252	$315	14.0%

	Averages and Yields
	3Q 18		2Q 18		3Q 17
	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)
Small loans	$401,132	40.4%	$366,647	40.1%	$358,380	42.7%
Large loans	401,212	28.6%	375,836	28.6%	288,684	29.0%
Automobile loans	35,845	15.6%	43,980	16.0%	75,984	16.2%
Retail loans	30,861	19.3%	31,530	18.8%	30,788	17.8%

Total interest and fee yield	$869,050	33.2%	$817,993	32.7%	$753,836	33.8%

Total revenue yield	$869,050	35.9%	$817,993	35.4%	$753,836	36.7%

	Components of Increase in Interest and Fee Income 3Q 18 Compared to 3Q 17 Increase (Decrease)
	Volume	Rate	Volume & Rate	Net
Small loans	$4,564	$(2,048)	$(244)	$2,272
Large loans	8,153	(263)	(102)	7,788
Automobile loans	(1,622)	(101)	53	(1,670)
Retail loans	3	119	1	123
Product mix	(1,375)	1,244	131	—

Total increase in interest and fee income	$9,723	$(1,049)	$(161)	$8,513

	Net Loans Originated (1)
	3Q 18	2Q 18	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	3Q 17	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$162,644	$165,023	$(2,379)	(1.4)%	$148,820	$13,824	9.3%
Large loans	95,410	109,186	(13,776)	(12.6)%	105,460	(10,050)	(9.5)%
Automobile loans (2)	—	—	—	0.0%	3,787	(3,787)	(100.0)%
Retail loans	5,971	6,713	(742)	(11.1)%	7,905	(1,934)	(24.5)%

Total net loans originated	$264,025	$280,922	$(16,897)	(6.0)%	$265,972	$(1,947)	(0.7)%

(1)	Represents the balance of loan origination and refinancing net of unearned finance charges.
(2)	The Company ceased originating automobile loans in November 2017.

	Other Key Metrics
	3Q 18	2Q 18	3Q 17
Net credit losses	$16,790	$19,503	$14,752
Percentage of average finance receivables (annualized)	7.7%	9.5%	7.8%
Provision for credit losses (1)	$23,640	$20,203	$20,152
Percentage of average finance receivables (annualized)	10.9%	9.9%	10.7%
Percentage of total revenue	30.3%	27.9%	29.1%
General and administrative expenses	$35,861	$33,215	$33,840
Percentage of average finance receivables (annualized)	16.5%	16.2%	18.0%
Percentage of total revenue	46.0%	45.9%	48.9%
Same store results:
Finance receivables at period-end	$886,104	$839,741	$768,794
Finance receivable growth rate	14.4%	15.6%	10.4%
Number of branches in calculation	338	334	333

(1)	Includes incremental hurricane allowance for credit losses of $3,900 and $3,000 for 3Q 18 and 3Q 17, respectively.

	Contractual Delinquency by Aging
	3Q 18		2Q 18		3Q 17
Allowance for credit losses (1)	$55,300	6.2%	$48,450	5.7%	$47,400	6.1%
Current	726,003	81.8%	704,770	83.1%	638,696	82.5%
1 to 29 days past due	99,008	11.1%	89,510	10.6%	83,230	10.7%

Delinquent accounts:
30 to 59 days	22,215	2.5%	18,886	2.3%	18,621	2.4%
60 to 89 days	15,360	1.7%	12,103	1.4%	11,631	1.5%
90 to 119 days	10,183	1.1%	8,373	1.0%	9,653	1.2%
120 to 149 days	8,476	1.0%	6,857	0.8%	6,799	0.9%
150 to 179 days	6,831	0.8%	6,739	0.8%	6,226	0.8%

Total contractual delinquency (2)	$63,065	7.1%	$52,958	6.3%	$52,930	6.8%

Total finance receivables	$888,076	100.0%	$847,238	100.0%	$774,856	100.0%

1 day and over past due	$162,073	18.2%	$142,468	16.9%	$136,160	17.5%

	Contractual Delinquency by Product
	3Q 18		2Q 18		3Q 17
Small loans	$34,581	8.3%	$28,347	7.4%	$30,328	8.3%
Large loans	23,406	5.7%	19,600	5.0%	15,578	5.0%
Automobile loans	2,686	8.3%	2,909	7.4%	5,280	7.4%
Retail loans	2,392	7.8%	2,102	6.8%	1,744	5.6%

Total contractual delinquency (2)	$63,065	7.1%	$52,958	6.3%	$52,930	6.8%

(1)	Includes incremental hurricane allowance for credit losses of $3,900 and $3,000 for 3Q 18 and 3Q 17, respectively.
(2)	Delinquency was impacted 0.2% by hurricane-affected branches for both 3Q 18 and 3Q 17.

	Quarterly Trend
	3Q 17	4Q 17	1Q 18	2Q 18	3Q 18	QoQ $ B(W)	YoY $ B(W)
Revenue
Interest and fee income	$63,615	$66,377	$66,151	$66,829	$72,128	$5,299	$8,513
Insurance income, net	3,095	3,076	3,389	2,882	2,898	16	(197)
Other income	2,484	2,654	3,085	2,705	2,890	185	406

Total revenue	69,194	72,107	72,625	72,416	77,916	5,500	8,722

Expenses
Provision for credit losses	20,152	19,464	19,515	20,203	23,640	(3,437)	(3,488)
Personnel	19,534	19,903	21,228	19,390	21,376	(1,986)	(1,842)
Occupancy	5,480	5,346	5,618	5,478	5,490	(12)	(10)
Marketing	2,303	1,841	1,453	2,258	2,132	126	171
Other	6,523	6,929	6,293	6,089	6,863	(774)	(340)

Total general and administrative	33,840	34,019	34,592	33,215	35,861	(2,646)	(2,021)
Interest expense	6,658	6,816	7,177	7,915	8,729	(814)	(2,071)

Income before income taxes	8,544	11,808	11,341	11,083	9,686	(1,397)	1,142
Income taxes	3,235	923	2,697	2,601	2,237	364	998

Net income	$5,309	$10,885	$8,644	$8,482	$7,449	$(1,033)	$2,140

Net income per common share:
Basic	$0.46	$0.94	$0.74	$0.73	$0.64	$(0.09)	$0.18

Diluted	$0.45	$0.92	$0.72	$0.70	$0.61	$(0.09)	$0.16

Weighted-average shares outstanding:
Basic	11,563	11,592	11,618	11,658	11,672	(14)	(109)

Diluted	11,812	11,875	12,030	12,138	12,133	5	(321)

Net interest margin	$62,536	$65,291	$65,448	$64,501	$69,187	$4,686	$6,651

Net credit margin	$42,384	$45,827	$45,933	$44,298	$45,547	$1,249	$3,163

	3Q 17	4Q 17	1Q 18	2Q 18	3Q 18	QoQ $ Inc (Dec)	YoY $ Inc (Dec)
Total assets	$779,850	$829,483	$814,809	$868,220	$893,279	$25,059	$113,429

Finance receivables	$774,856	$817,463	$804,956	$847,238	$888,076	$40,838	$113,220

Allowance for credit losses	$47,400	$48,910	$47,750	$48,450	$55,300	$6,850	$7,900

Long-term debt	$538,351	$571,496	$550,377	$595,765	$611,593	$15,828	$73,242

	Finance Receivables by Product
	3Q 18	2Q 18	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	3Q 17	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$414,441	$384,690	$29,751	7.7%	$363,262	$51,179	14.1%
Large loans	410,811	392,101	18,710	4.8%	308,642	102,169	33.1%

Total core loans	825,252	776,791	48,461	6.2%	671,904	153,348	22.8%
Automobile loans	32,322	39,414	(7,092)	(18.0)%	71,666	(39,344)	(54.9)%
Retail loans	30,502	31,033	(531)	(1.7)%	31,286	(784)	(2.5)%

Total finance receivables	$888,076	$847,238	$40,838	4.8%	$774,856	$113,220	14.6%

Number of branches at period end	346	340	6	1.8%	344	2	0.6%
Average finance receivables per branch	$2,567	$2,492	$75	3.0%	$2,252	$315	14.0%

	Averages and Yields
	YTD 18		YTD 17
	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)
Small loans	$379,543	40.2%	$351,204	42.4%
Large loans	377,777	28.5%	261,277	28.8%
Automobile loans	45,041	15.7%	82,313	16.4%
Retail loans	31,676	18.9%	31,389	18.4%

Total interest and fee yield	$834,037	32.8%	$726,183	33.5%

Total revenue yield	$834,037	35.6%	$726,183	36.8%

	Components of Increase in Interest and Fee Income YTD 18 Compared to YTD 17 Increase (Decrease)
	Volume	Rate	Volume & Rate	Net
Small loans	$9,019	$(5,876)	$(474)	$2,669
Large loans	25,145	(457)	(204)	24,484
Automobile loans	(4,596)	(460)	208	(4,848)
Retail loans	40	105	1	146
Product mix	(2,479)	2,615	(136)	—

Total increase in interest and fee income	$27,129	$(4,073)	$(605)	$22,451

	Net Loans Originated (1)
	YTD 18	YTD 17	YTD $ Inc (Dec)	YTD % Inc (Dec)
Small loans	$451,423	$424,559	$26,864	6.3%
Large loans	293,369	249,251	44,118	17.7%
Automobile loans (2)	—	18,404	(18,404)	(100.0)%
Retail loans	19,986	20,522	(536)	(2.6)%

Total net loans originated	$764,778	$712,736	$52,042	7.3%

(1)	Represents the balance of loan origination and refinancing net of unearned finance charges.
(2)	The Company ceased originating automobile loans in November 2017.

	Other Key Metrics
	YTD 18	YTD 17
Net credit losses	$56,968	$51,725
Percentage of average finance receivables (annualized)	9.1%	9.5%
Provision for credit losses (1)	$63,358	$57,875
Percentage of average finance receivables (annualized)	10.1%	10.6%
Percentage of total revenue	28.4%	28.9%
General and administrative expenses	$103,668	$96,936
Percentage of average finance receivables (annualized)	16.6%	17.8%
Percentage of total revenue	46.5%	48.4%

(1)	Includes incremental hurricane allowance for credit losses of $3,900 and $3,000 for YTD 18 and YTD 17, respectively.

We utilize certain non-GAAP measures as additional metrics to aid in, and enhance, the understanding of our financial results and related measures. We believe that these non-GAAP measures provide useful information by excluding certain material items that may not be indicative of our core operating results. We have presented non-GAAP measures that adjust for the impact of the bulk sale of previously charged-off bankrupt accounts (2017) and natural disasters (2017 and 2018) because these types of events rarely occurred prior to 2017 and, we believe, will occur infrequently in the future. As a result, we believe that the non-GAAP measures that we have presented will allow for a better evaluation of the operating performance of the business and facilitate a meaningful comparison of our results in the current period to those in prior and future periods. The non-GAAP financial information should be considered in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In addition, our non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies. The following table provides a reconciliation of GAAP measures to non-GAAP measures for the periods which include non-GAAP adjustments.

	Non-GAAP Reconciliation
	3Q 18	Adjustments (1)	Non-GAAP
Net income	$7,449	$2,884	$10,333
Diluted net income per common share	$0.61	$0.24	$0.85

	Non-GAAP Reconciliation
	3Q 17	Adjustments (1)	Non-GAAP
Net income	$5,309	$1,541	$6,850
Diluted net income per common share	$0.45	$0.13	$0.58

(1)	Non-GAAP adjustment details are listed below:

	Non-GAAP Adjustments (2)
	3Q 18	3Q 17
Estimated hurricane impact (3)	$2,884	$2,173
Bulk sale of previously charged-off bankrupt accounts	—	(632)

Adjustment to net income	$2,884	$1,541

Adjustment to diluted net income per common share	$0.24	$0.13

(2)	The effective tax rates were 25.0% and 38.3% for 3Q 18 and 3Q 17, respectively.
(3)	The estimated hurricane impact relates to an incremental pre-tax allowance for credit losses of $3.9 million (3Q 18) and $3.0 million (3Q 17), along with minor impacts to revenue and expenses.